Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2010 (except for the last paragraph of Note 3 as to which the date is March     , 2010), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-164011) and the related Prospectus of Tengion, Inc. for the registration of its common stock.

Philadelphia, Pennsylvania

The foregoing consent is in the form that will be signed upon completion of the reverse stock split described in the last paragraph of Note 3 to the financial statements.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

March 16, 2010